Exhibit 3.4

CANCELLATION OF CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK OF
ALCOA CORPORATION

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

ALCOA CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter, the “Company”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Company (the “Board”) (or a duly authorized committee thereof) as required by Section 151 of the General Corporation Law of the State of Delaware, as it may be amended:

WHEREAS, on July 31, 2024, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation”), par value $0.01 per share (the “Series A Convertible Preferred Stock”), pursuant to which 10,000,000 shares of Series A Convertible Preferred Stock were authorized to be issued;

WHEREAS, pursuant to Section XIII of the Certificate of Designation, all shares of Series A Convertible Preferred Stock have been retired and cancelled and the Company may take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Convertible Preferred Stock accordingly and restore such shares to the status of authorized but unissued shares of preferred stock, par value $0.01 per share, of the Company; and

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to retire, eliminate and cancel the Certificate of Designation.

NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of Series A Convertible Preferred Stock are outstanding and no shares of Series A Convertible Preferred Stock will be issued;

RESOLVED FURTHER, that the Board hereby cancels the Certificate of Designation and retires and eliminates all Series A Convertible Preferred Stock; and

RESOLVED FURTHER, that each officer of the Company is authorized on behalf of the Company to execute and file a certificate of cancellation of the Certificate of Designation with the Delaware Secretary of State.

IN WITNESS WHEREOF, the Company has caused this Cancellation of Certificate of Designation of Series A Convertible Preferred Stock of Alcoa Corporation to be executed by a duly authorized officer as of the
25th day of February, 2026.

ALCOA CORPORATION
By:	/s/ William F. Oplinger
Name: William F. Oplinger
Title: President and Chief Executive Officer

[Signature Page to the Certificate of Designation]